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                                                                    EXHIBIT 99.1

                     [LETTERHEAD OF WHITTAKER CORPORATION]


               Release:  November 13, 1998

               Contact:  John K. Otto
                         Chief Financial Officer
                         (805)  526-5700, ext. 662


             WHITTAKER CORPORATION RENEWS STOCKHOLDER RIGHTS PLAN

     SIMI VALLEY, CA, NOVEMBER 13, 1998--Whittaker Corporation (NYSE: WKR) today announced that its Board of Directors has adopted a Stockholder Rights Plan (the "Plan") to replace the rights plan that will expire by its terms on November 29, 1998. Chairman of the Board and Chief Executive Officer Joseph F. Alibrandi, said "The new Plan is substantially similar to the current plan that is expiring. The Plan was not adopted in response to any specific threat or attempt to acquire control of Whittaker, and we are not aware of any such efforts. It is not the intent of the Board of Directors to use the Plan to prevent a merger or acquisition but rather to ensure that the Board has the time and opportunity to carry out its fiduciary responsibility to its stockholders."

     Under the new Plan, Rights will be distributed as a dividend at the rate of one Right for each share of common stock of the Company held by stockholders of record at the close of business on November 30, 1998. Each Right will entitle stockholders to buy, upon occurrence of certain events, 1/100th of a share of preferred stock for $125. Under certain circumstances, the new Rights are redeemable at a price of $.01 per Right. The Rights will expire on November 30, 2008.

     The Rights generally will become exercisable only if a person or group acquires beneficial ownership of 25% or more of the Company's common stock, or commences a tender or exchange offer that, upon consummation, would result in such person or group owning 25% or more of the Company's common stock.

                                    *  *  *

     Whittaker Corporation develops innovative fluid control and fire safety systems for aerospace and industrial applications. For additional information on Whittaker, contact the Internet Home Page at http://www.whittaker.com.


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